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                                                                   Exhibit 99.1
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                                                                   NEWS RELEASE
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[Graphic Omitted]
UNION TEXAS PETROLEUM                                1330 Post Oak Blvd.
                                                     P.O. Box 2120
                                                     Houston, Texas  77252-2120
                                                     (713) 623-6544

              UNION TEXAS PETROLEUM REPORTS SECOND QUARTER RESULTS
            UNION TEXAS CEO COMMENTS ON MID-YEAR RESERVE REPLACEMENT

         Houston, July 23, 1997 -- Union Texas Petroleum Holdings, Inc. (NYSE:
UTH) today reported earnings of 30 cents per share for the second quarter of 1997, compared to 35 cents per share for the same period in 1996. Net income for 1997's second quarter totaled $25 million, versus $31 million in the corresponding period a year ago.
         For the first half of 1997, Union Texas recorded higher results from a year ago, with earnings of $1.05 per share in the first six months of 1997, up from 90 cents per share in 1996's same period. Net income for 1997's first half was $89 million, compared to $78 million in 1996's first six months.
         During the second quarter of 1997, Union Texas' earnings were negatively affected by an anticipated decline in liquefied natural gas (LNG) sales volumes in Indonesia, lower oil prices in the U.K. and higher geological and geophysical expenses for new exploration ventures. Partially offsetting these impacts were a 12% increase in worldwide crude oil sales volumes, a doubling of ethylene margins from the company's U.S. petrochemicals operations and lower interest expense in 1997's second quarter compared to the same period in 1996. Union Texas also benefited from a $6 million net gain from the sale of a small interest in a U.K. North Sea field in the second quarter of 1997. Sales and operating revenues for 1997's second quarter totaled $212 million, versus $223 million in 1996's same period.
         The independent energy company said its average sales price for oil fell from $18.14 barrel in the second quarter in 1996 to $16.48 per barrel in 1997's second quarter. At its petrochemicals operations in Louisiana, Union Texas' ethylene margins averaged nearly 12 cents per pound in 1997's second quarter, about double its 6 cents margin in 1996's same period. The higher ethylene margins were attributed to lower feedstock costs and higher ethylene prices which were supported by improved demand. Union Texas said its ethylene sales volumes were down 25% in the second quarter of 1997 from year-ago levels primarily due to the timing of spot sales.
HIGHER FIRST HALF EARNINGS

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         Union Texas said its increased earnings for 1997's first half were driven by higher LNG prices in Indonesia, improved ethylene margins, lower interest expense and higher oil sales volumes in Pakistan and the U.K. North Sea, partially offset by an anticipated decrease in LNG sales volumes in Indonesia. In 1997's first half, Union Texas' sales and operating revenues amounted to $494 million, up from $481 million for the same period of 1996.
         Union Texas benefited from lower financing costs in the first half of 1997 compared to year- ago levels due to its reduced net debt level, which declined about 25% to $474 million at the end of 1997's first six months from $632 million at the end of 1996's first half.

IMPACT OF COMPLETION OF STOCK BUYBACK PROGRAM
         In the first quarter of 1997, Union Texas repurchased 1,821,264 shares of its common stock, completing the company's 2 million share buyback program. Since 1994, Union Texas has repurchased 4 million shares for a total of $76.9 million, decreasing its number of outstanding shares to 84,687,098 shares as of June 30, 1997.

1997 FIRST HALF ACCOMPLISHMENTS
         Commenting on the company's performance, Chairman and CEO John Whitmire said, "In the first six months of 1997, we have announced several exciting growth initiatives that are setting the stage for significant expansion of our global operations. Our accomplishments include adding a new core operated producing area with the successful bid on the Boqueron area during Venezuela's Third Operating Agreement Round. Union Texas is the named operator with a 66.67% working interest and is working with our partner, Preussag Energie GmbH of Germany, to further develop this currently-producing field. Under the 20-year contract, the Union Texas group will produce oil from Boqueron and will receive a service fee for the production and recovery of costs. Boqueron will provide near-term production growth from our first company-operated enhanced oil recovery project. With additional development spending, we expect to increase current production at Boqueron from 10,000 gross barrels of oil a day to 50,000-60,000 barrels within three to five years.
         "Based on an estimate of barrels remaining to be recovered at Boqueron, we anticipate recording approximately 40 million net barrels in proved reserves from Boqueron during 1997 with additional reserves expected to be recorded in the future as we further develop the field. Our successful bid on Boqueron gives us an excellent start to more than replacing this year's production," said Whitmire.

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         "Looking to the future, we are encouraged by the continued upside to the estimates of proved and potential reserves at the new Alpine oil field currently under development on Alaska's North Slope," Whitmire commented. In May 1997, ARCO Alaska, Inc., as operator, increased its estimates of proved and potential reserves at Alpine based upon full development of the field including its peripheral areas. Union Texas has a 22% working interest in Alpine.
         "In the first half of 1997, we also expanded our portfolio of new exploration ventures, adding 10 concessions to our worldwide program," said Whitmire. "I am particularly excited about our new ventures in China, Algeria and the Caspian Sea area. In May 1997, we boosted our capital budget for this year with a majority of the increase earmarked for our worldwide exploration programs. We have budgeted about $95 million on exploration capital in 1997, an increase of over 160% from the amount spent in 1996.
         "The first half of 1997 has seen a number of accomplishments," said Whitmire. "Our growth plans are beginning to deliver results as we focus all of our efforts on building value for Union Texas' shareholders. We look forward to a very dynamic second half in 1997."
         One of the largest independent producers located in the U.S., Houston-based Union Texas explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic international areas. The company has petrochemical interests in the U.S.
         This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, exploration, development, operational, marketing, reserve estimates, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially.

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Comparative financial highlights follow (amounts in millions, except per share data):

                                             THREE MONTHS ENDED JUNE 30,
                                             ---------------------------
                                               1997                1996
                                               ----                ----
Earnings per share                           $   .30             $   .35
Net income                                   $    25             $    31
Sales and operating revenues                 $   212             $   223
Average common shares outstanding               84.7                87.5
                                              SIX MONTHS ENDED JUNE 30,
                                              -------------------------
                                               1997                1996
                                               ----                ----
Earnings per share                           $  1.05             $   .90
Net income                                   $    89             $    78
Sales and operating revenues                 $   494             $   481
Average common shares outstanding               85.3                87.6

           Additional financial and operating information appears on the attached pages.


For additional information, contact:

Carol Cox, media                      John Zimmerman, analysts and investors
713-968-2714                          713-968-2740

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                              UNION TEXAS PETROLEUM
                                FINANCIAL SUMMARY
                  (amounts in millions, except per share data)

                                          SECOND QUARTER         FIRST HALF
                                          --------------         ----------
                                          1997       1996      1997       1996
                                          ----       ----      ----       ----
Sales and operating revenues             $ 212      $ 223     $ 494      $ 481
Net income                               $  25      $  31     $  89      $  78
     Major operations (a)
         Indonesia                       $  23      $  28     $  59      $  65
         U.K. North Sea                  $  16      $  12     $  54      $  41
         Pakistan                        $   5      $   3     $  14      $   9
         Petrochemicals                  $   7      $   5     $   8      $   8
Earnings per share of common stock       $ .30      $ .35     $1.05      $ .90
Discretionary cash flow (b)              $  92      $ 103     $ 223      $ 215
     Major operations (a)
         Indonesia                       $  39      $  41     $  89      $  92
         U.K. North Sea                  $  49      $  59     $ 125      $ 123
         Pakistan                        $   9      $   8     $  23      $  16
         Petrochemicals                  $  13      $   9     $  16      $  14
Average common shares
     outstanding                          84.7       87.5      85.3       87.6
See footnotes on page 8.


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                              UNION TEXAS PETROLEUM
                       DISCRETIONARY CASH FLOW SUMMARY (b)
                              (amounts in millions)


                                         SECOND QUARTER         FIRST HALF
                                         --------------         ----------
                                        1997       1996       1997       1996
                                        ----       ----       ----       ----
Net income                             $    25    $    31    $    89    $    78
Less: Equity partnership income        $    (4)   $    (5)   $   (12)   $   (15)
Add: DD&A                              $    47    $    49    $   106    $   104
     Deferred taxes                    $    (7)   $     8    $   (13)   $     1
     Exploration expenses              $    22    $    10    $    32    $    24
     Unimar equity DCF(c)              $     9    $    10    $    21    $    23
Discretionary cash flow                $    92    $   103    $   223    $   215
See footnotes on page 8

                              OPERATING SUMMARY(d)
                                        SECOND QUARTER          FIRST HALF
                                        --------------          ----------
                                       1997       1996       1997       1996
                                       ----       ----       ----       ----
Net crude oil sales (MBBLS/D)
     U.K. North Sea                        43         41         45         43
     Indonesia                              6          4          6          6
     Pakistan                               7          5          7          6
Average crude oil prices (per BBL)
     U.K. North Sea                   $ 16.11    $ 18.27    $ 17.71    $ 18.18
     Indonesia                        $ 18.97    $ 19.07    $ 20.44    $ 18.56
     Pakistan                         $ 16.65    $ 16.24    $ 17.84    $ 16.20
Net natural gas sales (MMCF/D)
     Indonesian LNG                       178        214        186        227
     U.K. North Sea                         6         22         42         40
     Pakistan                              37         42         38         43
Average natural gas prices (per
     MCF)
     Indonesian LNG                   $  3.39    $  3.41    $  3.72    $  3.36
     U.K. North Sea(e)                $  2.44    $  2.25    $  2.96    $  2.43
     Pakistan                         $  1.67    $  1.29    $  1.68    $  1.29
Ethylene (per LB)
     Sales price                      $   .24    $   .21    $   .25    $   .20
     Margins                          $   .12    $   .06    $   .10    $   .05
     Sales volumes (MLBS/D)(f)          1,189      1,577      1,178      1,379
See footnotes on page 8



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                              UNION TEXAS PETROLEUM
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                          SECOND QUARTER         FIRST HALF
                                          ---------------        ----------
                                           1997     1996       1997     1996
                                           ----     ----       ----     ----
Revenues:
     Sales and operating revenues          $212     $223       $494     $481
     Interest income and other
       revenues                               1        1          3        1
Net earnings of equity investee               4        6         12       15
     Total revenues                        $217     $230       $509     $497
Costs and other deductions:
     Product costs and operating
       expenses                              81       81        162      161
     Exploration expenses                    21       10         31       24
     Depreciations, depletion and
       amortization                          47       49        106      104
     Selling, general and
       administrative expenses                7        7         12       12
     Interest expense(g)                      2        7          6       15
Income before income taxes                   59       76        192      181
Income taxes                                 34       45        103      103
Net income                                 $ 25     $ 31       $ 89     $ 78
Earnings per share of common stock         $.30     $.35      $1.05     $.90
Dividends per share of common stock        $.05     $.05       $.10     $.10
Weighted average number of shares
outstanding                                84.7     87.5       85.3     87.6
See footnotes on page 8

                           SELECTED BALANCE SHEET DATA
                              (AMOUNTS IN MILLIONS)

                                        JUNE 30, 1997        December 31, 1996
                                        -------------        -----------------

TOTAL ASSETS                              $ 1,889                $ 1,942
LONG-TERM DEBT                            $   519                $   558
SHAREHOLDERS' EQUITY                      $   623                $   586

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                                  FOOTNOTES

(a)  Excludes corporate items and other worldwide exploration ventures.

(b) Discretionary cash flow (DCF) is net income (less Unimar equity partnership income) excluding depreciation, deferred taxes, and exploration expenses, plus the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership.

(c) Unimar equity DCF reflects the company's estimated share of discretionary cash flow from its equity interest in its Unimar partnership.

(d)  Excludes the Unimar equity partnership.


(e) Excludes capacity charge of $6 million and $6 million in the second quarter of 1997 and 1996, respectively, and $25 million and $23 million in the first half of 1997 and 1996, respectively, from the North and South Sean gas fields in the U.K. North Sea.

(f) Represents Union Texas' 41.67% net interest in the jointly-owned Geismar ethylene plant in Louisiana.

(g) Interest expense is net of amounts capitalized of $9 million and $6 million in the second quarter of 1997 and 1996, respectively, and $17 million and $12 million in the first half of 1997 and 1996, respectively.
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